Exhibit 99.1
For Immediate Release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2008
COCONUT GROVE, FLORIDA, August 7, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and six-month periods ended June 30, 2008.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “During the second quarter we continued to execute on our strategy to strengthen our diversified media platform and expand our share of the rapidly growing Hispanic population. While MegaTV continued to generate robust growth, our overall results were impacted by decreased revenues at our radio group, in line with our expectations. Due to the economic slowdown, the advertising environment weakened further during the quarter, with key categories seeing reductions in spending. As a result, we are tightening our cost controls, while adjusting our sales and marketing efforts. Despite difficult near-term business conditions, we are continuing to build our audiences in the nation’s largest Hispanic markets, which bodes well for the future. We fully anticipate the recent steps taken to expand the distribution of MegaTV will lead to a considerable increase in viewership. Further, our investment in programming at our radio platform has provided increased market share and greater penetration among the U.S. Hispanic population. We remain committed to capitalizing on our solid content and growing distribution platform to grow our audiences and our share of advertising across our footprint.”
Quarter Results
For the quarter ended June 30, 2008, consolidated net revenue totaled $45.2 million compared to $47.9 million for the same prior year period, resulting in a decrease of $2.7 million or 6%. This consolidated decrease was mainly attributable to our radio segment which had a net revenue decrease of $4.3 million or 9%, offset by an increase in our television segment net revenue of $1.6 million or 60%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales. The decrease in local sales occurred primarily in our Miami, Los Angeles, Chicago, and New York markets, offset by an increase in our Puerto Rico market. The decrease in national sales occurred in our New York and Miami markets, offset by an increase in our Los Angeles and San Francisco markets. Our television segment net revenue growth was primarily due to increases in local spot sales, subscriber revenue related to the DIRECTV affiliation agreements, barter sales, and local integrated sales, offset by a decrease in paid programming sales.
Operating (loss) income totaled $(389.3) million compared to $11.1 million for the same prior year period. The decrease was primarily related to the impairment of FCC broadcasting licenses. Please refer to the Impairment of FCC Broadcasting Licenses section for a detailed discussion.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses, a non-GAAP measure, totaled $8.4 million compared to $12.2 million for the same prior year period, resulting in a decrease of $3.8 million. This decrease was primarily attributed to the decrease of $1.6 million in our radio segment, an increased loss of $1.6 million in our television segment, and an increase of $0.6 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(394.6) million compared to $6.3 million for the same prior year period.

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Six-month Results
For the six-months ended June 30, 2008, consolidated net revenue totaled $81.6 million compared to $86.8 million for the same prior year period, resulting in a decrease of $5.2 million or 6%. This consolidated decrease was mainly attributable to our radio segment which had a net revenue decrease of $8.1 million or 10%, offset by an increase in our television segment net revenue of $2.9 million or 61%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales. The decrease in local sales occurred primarily in our Miami, Los Angeles, New York, and Chicago markets, offset by an increase in our Puerto Rico and San Francisco markets. The decrease in national sales occurred in our Miami, New York and Chicago markets, offset by increase in our Los Angeles, San Francisco, and Puerto Rico markets. Our television segment net revenue growth was primarily due to increases in subscriber revenue related to the DIRECTV affiliation agreements, local spot sales, barter sales, and local integrated sales.
Operating (loss) income totaled $(392.0) million compared to $17.1 million for the same prior year period. The decrease was primarily related to the impairment of FCC broadcasting licenses. Please refer to the Impairment of FCC Broadcasting Licenses section for a detailed discussion.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses, a non-GAAP measure, totaled $7.0 million compared to $19.3 million for the same prior year period, resulting in a decrease of $12.3 million. This decrease was primarily attributed to the decrease of $9.4 million in our radio segment, an increased loss of $2.3 million in our television segment, and an increase of $0.6 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(400.5) million compared to $9.6 million for the same prior year period.
Impairment of FCC Broadcasting Licenses
During the three-months ended June 30, 2008, we recorded an impairment loss of approximately $396.3 million related to the FCC broadcasting licenses for certain individual stations in our Los Angeles, San Francisco, Puerto Rico, Miami and New York markets as a result of our SFAS No. 142 impairment testing. The primary contributing factors that caused the impairment loss were a decrease in advertising revenue growth projections for the broadcasting industry, an increase in the discount rate and a decline in cash flow multiples for recent station sales.
Third Quarter 2008 Outlook
Due to the limited visibility resulting from the current economic environment and the industry-wide advertising decline, we find it a prudent approach to temporarily suspend our quarterly guidance at this time.
Second Quarter 2008 Conference Call
We will host a conference call to discuss second quarter 2008 financial results on August 7, 2008 at 2:00 p.m. ET. To access the teleconference, please dial (973) 935-2407 ten minutes prior to the start of the call and reference passcode 54854071.
A live webcast of the teleconference will be available on the investor section of our corporate Website at www.spanishbroadcasting.com/webcasts.shtml.
A replay of the teleconference will be available via telephone through August 14, 2008. U.S. participants can access the replay by dialing (800) 642-1687 and international participants can dial (706) 645-9291. The passcode for the replay is 54854071. A webcast of the teleconference will be archived on the Company’s Web site for seven days.

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About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates MegaTV, a television operation serving the South Florida market with national distribution through DIRECTV. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Executive Vice President	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and six-months ended June 30, 2008 and 2007.

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2008	2007	2008	2007
Amounts in thousands	(Unaudited)		(Unaudited)
Net revenue	$45,180	47,871	$81,613	86,808
Station operating expenses	33,087	32,574	67,330	60,775
Corporate expenses	3,672	3,112	7,265	6,715
Depreciation and amortization	1,442	1,105	2,804	2,242
Gain on the disposal of assets, net	(2)	(1)	(5)	(1)
Impairment of FCC broadcasting licenses	396,252	—	396,252	—

Operating (loss) income	(389,271)	11,081	(392,033)	17,077
Interest expense, net	(5,315)	(4,735)	(10,399)	(9,424)
Other income, net	—	—	1,928	1,960

(Loss) income before income taxes	$(394,586)	6,346	$(400,504)	9,613

Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating (Loss) Income to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended June 30,		%
(Amounts in millions)	2008	2007	Change
Operating (Loss) Income	$(389.3)	11.1	(3607%)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses	396.3	—
add back: Depreciation & amortization	1.4	1.1

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses	$8.4	12.2	(31%)

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UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Six-Months Ended June 30,		%
(Amounts in millions)	2008	2007	Change
Operating (Loss) Income	$(392.0)	17.1	(2392%)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses	396.2	—
add back: Depreciation & amortization	2.8	2.2

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses	$7.0	19.3	(64%)

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Six-Months Ended
	June 30,		Change		June 30,		Change
	2008	2007	$	%	2008	2007	$	%
Net revenue:
Radio	$41,008	45,256	(4,248)	(9%)	$74,034	82,088	(8,054)	(10%)
Television	4,172	2,615	1,557	60%	7,579	4,720	2,859	61%

Consolidated	$45,180	47,871	(2,691)	(6%)	$81,613	86,808	(5,195)	(6%)

Engineering and programming expenses:
Radio	$10,236	9,068	1,168	13%	$20,152	17,910	2,242	13%
Television	5,228	3,309	1,919	58%	9,966	6,761	3,205	47%

Consolidated	$15,464	12,377	3,087	25%	$30,118	24,671	5,447	22%

Selling, general and administrative expenses:
Radio	$14,648	18,494	(3,846)	(21%)	$31,870	32,717	(847)	(3%)
Television	2,975	1,703	1,272	75%	5,342	3,387	1,955	58%

Consolidated	$17,623	20,197	(2,574)	(13%)	$37,212	36,104	1,108	3%

Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses:
Radio	$16,124	17,694	(1,570)	(9%)	$22,012	31,461	(9,449)	(30%)
Television	(4,031)	(2,397)	(1,634)	68%	(7,729)	(5,428)	(2,301)	42%
Corporate	(3,672)	(3,112)	(560)	18%	(7,265)	(6,715)	(550)	8%

Consolidated	$8,421	12,185	(3,764)	(31%)	$7,018	19,318	(12,300)	(64%)

Depreciation and amortization:
Radio	$784	711	73	10%	$1,580	1,437	143	10%
Television	277	128	149	116%	444	270	174	64%
Corporate	381	266	115	43%	780	535	245	46%

Consolidated	$1,442	1,105	337	30%	$2,804	2,242	562	25%

Gain on the disposal of assets, net:
Radio	$(2)	(1)	(1)	100%	$(5)	(1)	(4)	400%
Television		—	—	0%	—	—	—	0%
Corporate		—	—	0%	—	—	—	0%

Consolidated	$(2)	(1)	(1)	100%	$(5)	(1)	(4)	400%

Impairment of FCC broadcasting licenses:
Radio	$379,415	—	379,415	100%	$379,415	—	379,415	100%
Television	16,837	—	16,837	100%	16,837	—	16,837	100%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$396,252	—	396,252	100%	$396,252	—	396,252	100%

Operating (loss) income:
Radio	$(364,073)	16,984	(381,057)	(2244%)	$(358,978)	30,025	(389,003)	(1296%)
Television	(21,145)	(2,525)	(18,620)	737%	(25,010)	(5,698)	(19,312)	339%
Corporate	(4,053)	(3,378)	(675)	20%	(8,045)	(7,250)	(795)	11%

Consolidated	$(389,271)	11,081	(400,352)	(3613%)	$(392,033)	17,077	(409,110)	(2396%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of June 30,
(Amounts in thousands)	2008
Cash and cash equivalents	$39,010

Total assets	$527,095

Senior credit facilities term loan due 2012	$314,437
Non-interest bearing note due 2009	17,781
Other debt	7,706

Total debt	$339,924

Series B preferred stock	$89,932

	For the Six-Months Ended June 30,
(Amounts in thousands)	2008	2007
Capital expenditures	$12,379	4,410

Cash paid for income taxes, net	$10	—